Exhibit 99.1

 PRESS RELEASE
REINSURANCE GROUP OF AMERICA REPORTS FOURTH-QUARTER RESULTS

•	Earnings per diluted share: operating income* $2.99, net income $2.75

•	Tax-related adjustments added a total of $0.55 per diluted share in the quarter

•	Reported premiums increased modestly despite negative effects of the Pacific Life retrocession agreement announced on December 29, as well as a stronger U.S. dollar

•	Full-year operating return on equity* 12.5 percent

•	Closed previously announced transaction with Voya Financial

ST. LOUIS, February 2, 2015 - Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported operating income* of $208.3 million, or $2.99 per diluted share, compared with $154.5 million, or $2.17 per diluted share, in the prior-year quarter. Net income totaled $191.1 million, or $2.75 per diluted share, compared with $145.0 million, or $2.03 per diluted share, the year before. The current period includes favorable tax-related adjustments of approximately $38.5 million, or $0.55 per diluted share, primarily associated with the release of provisions for uncertain tax positions in prior years, along with related accrued interest. A relatively stronger U.S. dollar versus all major foreign currencies resulted in a net adverse effect of $0.09 per share this quarter.

	Quarterly Results		Year-to-Date Results
($ in thousands, except per share data)	2014	2013	2014	2013
Net premiums	$2,217,772	$2,212,998	$8,669,854	$8,254,027
Net income	191,091	144,959	684,047	418,837
Net income per diluted share	2.75	2.03	9.78	5.78
Operating income*	208,288	154,509	638,049	358,446
Operating income per diluted share*	2.99	2.17	9.12	4.95
Book value per share	102.13	83.87
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	78.03	69.66
Total assets	44,679,611	39,674,473

*	See ‘Use of Non-GAAP Financial Measures’ below

Full-year 2014 net income totaled $684.0 million, or $9.78 per diluted share, an increase from $418.4 million, or $5.78 per diluted share, in 2013. Operating income increased to $638.0 million, or $9.12 per diluted share, from $358.4 million, or $4.95 per diluted share, the year before, which included an after-tax increase in Australian claim liabilities of $184 million, or $2.53 per diluted share.

- more -

Add One

Excluding that Australian charge, operating income per diluted share in 2014 was up 22 percent over 2013’s level. Net foreign currency fluctuations reduced 2014 operating income per share by $0.17. Reported net premiums rose five percent for the current year. In original currencies, net premiums increased six percent.

For the quarter, consolidated net premiums of $2.2 billion rose slightly from last year’s fourth quarter, while premiums increased three percent in original currencies. Investment income of $451.6 million was two percent lower this period, primarily due to a $63.7 million decrease in the fair value of options contracts underlying equity-indexed annuities.

Excluding spread-based businesses and the value of associated derivatives, investment income increased 15 percent over year-ago levels, including the effects of commercial mortgage loan prepayments, bond make-whole premiums and a growing average invested asset base. The average investment yield was up 26 basis points to 4.94 percent over the fourth quarter of 2013. Enterprise-wide, including spread-based portfolios, the combined favorable effect of mortgage loan prepayments and bond make-whole premiums was above the expected quarterly run rate by approximately $17 million, or $0.16 per diluted share.

The quarter’s results benefited from the release of liabilities established for uncertain tax positions due to the closure with the Internal Revenue Service of tax returns for a recent five-year period. As a result of that release and other adjustments, the tax provision for the period was reduced and accrued interest expense of approximately $43.9 million was reversed. The effect of recognizing the closure of these tax years and other adjustments totaled $33.0 million, after tax, or $0.47 per diluted share. Additionally, Congress retroactively extended the active financing exception legislation during the quarter, which further reduced the tax provision by $5.5 million, or $0.08 per diluted share.

Greig Woodring, president and chief executive officer, commented, “Our very strong operating results this quarter capped off an equally strong full year, as operating income rose to $208.3 million, or $2.99 per diluted share in the quarter. As noted, the result was influenced by favorable tax adjustments, but the underlying results were strong irrespective of those adjustments.

“We continued to see the benefit of our global operating model, as demonstrated by the increased diversity of earnings by geography and product. The quarter was highlighted by excellent results in our core U.S. Traditional business. Our Global Financial Solutions (GFS) and international lines of business, aside from Canada, sustained their recent strong momentum and favorable bottom-line results.

“We are quite pleased with the year as a whole, as we achieved strong operating results and continued to build our brand recognition worldwide. Our operating return on equity exceeded 12 percent, and the balance sheet remains strong. While the macro environment continues to be challenging in certain respects, we have continued to execute collectively across the organization, and we are optimistic about future opportunities.

“We have executed our capital management strategy by supporting solid organic growth and taking a balanced approach with the deployment of excess capital into several attractive in-force blocks as well as a return of capital to shareholders as appropriate. We further demonstrated our commitment to

- more -

Add Two
capital efficiency in the fourth quarter with an embedded value securitization and an agreement to retrocede a block of lower-margin mortality risk, which should enable us to redeploy capital and enhance future returns. These capital-generating transactions, along with strong earnings, contributed to an increase in our excess capital position to approximately $1.2 billion. Finally, our board recently authorized a $300 million share repurchase program, replacing the previous authorization. ”

SEGMENT RESULTS

U.S. and Latin America

Traditional

The U.S. and Latin America Traditional segment reported pre-tax operating income of $134.1 million, an eight percent increase over $123.6 million in the fourth quarter last year, with both periods benefitting from favorable mortality experience. The current period included the effects of the previously announced Voya Financial in-force block transaction and the Pacific Life retrocession agreement, each of which was retroactive to October 1, 2014. The combined effect of those transactions on pre-tax operating income was insignificant.

Traditional net premiums decreased two percent to $1,221.9 million from $1,246.1 million a year ago, reflecting the lost premiums from the Pacific Life agreement, partially offset by the premiums gained in the Voya Financial transaction. Excluding those transactions, traditional net premiums would have increased six percent over the fourth quarter of 2013, reflecting solid growth in all traditional product lines. For the full year, net premiums increased four percent and totaled $4,725.5 million. Pre-tax net income totaled $128.9 million for the quarter, compared with $122.8 million in last year’s fourth quarter.

Non-Traditional

The Asset Intensive business reported very strong results with pre-tax operating income totaling $56.0 million compared with $42.3 million last year, reflecting an increase in commercial mortgage loan prepayment fees of $12.0 million, as well as favorable net interest rate spread performance. Full-year pre-tax operating income also was very strong at $199.0 million, compared with $166.1 million in 2013. Fourth-quarter pre-tax net income increased to $34.5 million from $31.8 million a year ago.

The Financial Reinsurance business continued to benefit from recent growth in fee-based transactions and posted pre-tax operating income of $12.5 million for the quarter, compared with a strong $14.3 million in last year’s fourth quarter. For the year, pre-tax operating income increased 15 percent to $52.4 million. Pre-tax net income totaled $12.4 million in the fourth quarter and $14.3 million in the prior-year period.

Canada

Canadian operations reported pre-tax operating income of $19.9 million this quarter, down from $47.2 million in the prior-year period. Higher-than-expected large individual mortality claims, those exceeding $1 million, hampered results throughout 2014, including during the fourth quarter.

- more -

Add Three
Additionally, a relatively weaker Canadian dollar adversely affected pre-tax operating income by approximately $1.9 million for the quarter, and $7.8 million for the year. Reported net premiums increased modestly over the prior-year quarter and totaled $245.0 million. In Canadian dollars, premiums rose nine percent. For the full year, net premiums increased one percent in reported U.S. dollars and nine percent in Canadian dollars. Fourth-quarter pre-tax net income totaled $21.6 million compared with $50.5 million in the fourth quarter of 2013.

Europe, Middle East and Africa (EMEA)

Pre-tax operating income in EMEA increased significantly, totaling $33.8 million versus last year’s $12.0 million, primarily a result of strong operating performance in the U.K. due to favorable claims experience and the impact of two GFS transactions that closed in 2014. Net foreign currency fluctuations adversely affected pre-tax operating income by approximately $2.4 million. Net reported premiums increased four percent and totaled $345.9 million, compared with $332.5 million last year; original currency premiums increased nine percent over the prior-year level. For the full year, reported net premiums increased 13 percent over 2013 and net premiums on a local currency basis increased 10 percent. Fourth-quarter pre-tax net income totaled $39.9 million versus $12.0 million in the year‑ago quarter.

Asia Pacific

Asia Pacific’s fourth-quarter pre-tax operating income of $25.3 million approached the strong prior-year performance of $26.9 million. Most Asian operations, particularly Japan and India, posted strong results. Australia pre-tax operating income was again modestly positive this period. Segment-wide reported net premiums rose three percent to $400.1 million from $387.8 million in the prior-year period. Local currency premiums increased 10 percent with strong growth in Hong Kong & Southeast Asia. Foreign currency fluctuations adversely affected pre-tax operating income by approximately $3.8 million this quarter. For the year, net premiums were up six percent on a U.S. dollar basis and 11 percent in original currencies. Fourth-quarter pre-tax net income totaled $20.6 million compared with $23.7 million in last year’s fourth quarter.

Corporate and Other

The Corporate and Other segment reported pre-tax operating income of $22.6 million versus a pre-tax operating loss of $21.9 million for the fourth quarter of 2014 and 2013, respectively. Current-quarter results were primarily influenced by the $43.9 million reduction in tax-related interest expense described above. General expenses were higher this period, primarily due to higher incentive-based compensation expenses and new corporate initiatives. This segment reported pre-tax net income of $18.9 million this quarter compared with a pre-tax net loss of $25.5 million in the prior-year period.

Company Guidance

On an annual basis, the company provides financial guidance based upon the intermediate term rather than giving a range of annual earnings per share for an upcoming year. This better reflects the long-term nature of the business and the difficulty in predicting the timing of shorter-term or periodic events such as block

- more -

Add Four
transactions. The company accepts risks over very long periods of time, up to 30 years or longer in some cases. While more predictable over longer-term horizons, RGA’s business is subject to inherent short-term volatility.

Over the intermediate term, the company targets growth in operating income per share in the five to eight percent range, and operating return on equity of 11 percent to 12 percent; these targets are unchanged from those provided last year at this time. It is presumed that there are no significant changes in the investment environment from current levels and the company will deploy $250 million to $400 million of excess capital, on average, annually. These guidance ranges are based upon “normalized” results.

Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.33, payable March 6 to shareholders of record as of February 13.

Earnings Conference Call

A conference call to discuss fourth-quarter results will begin at 9 a.m. Eastern Time on Tuesday, February 3. Interested parties may access the call by dialing 1-877-681-3375 (domestic) or 719-325-4934 (international). The access code is 9573722. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay also will be available through February 11 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 9573722.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its investor relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after‑tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income.

- more -

Add Five
Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations
website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating income per diluted share is a non-GAAP financial measure calculated as operating income divided by weighted average diluted shares outstanding. Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

About RGA

Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, Turkey, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $2.9 trillion of life reinsurance in force, and assets of $44.7 billion.

Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on the Company’s liquidity, access to capital and cost of capital, (2) the impairment of other financial institutions and its effect on the Company’s business,
(3) requirements to post collateral or make payments due to declines in market value of assets subject to the Company’s collateral arrangements, (4) the fact that the determination of allowances and impairments taken on the Company’s investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation or claims experience, (6) changes in the Company’s financial strength and credit ratings and the effect of such changes on the Company’s future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic

- more -

Add Six

downturn affecting the demand for insurance and reinsurance in the Company’s current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of the Company’s investment securities or result in the impairment of all or a portion of the value of certain of the Company’s investment securities, that in turn could affect regulatory capital, (11) market or economic conditions that adversely affect the Company’s ability to make timely sales of investment securities, (12) risks inherent in the Company’s risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to the Company’s initiatives, (18) the success of the Company’s clients, (19) successful execution of the Company’s entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) the Company’s ability to successfully integrate acquired blocks of business and entities, (22) action by regulators who have authority over the Company’s reinsurance operations in the jurisdictions in which it operates, (23) the Company’s dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics or pandemics anywhere in the world where the Company or its clients do business, (25) interruption or failure of the Company’s telecommunication, information technology or other operational systems, or the Company’s failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data stored on such systems, (26) changes in laws, regulations, and accounting standards applicable to the Company, its subsidiaries, or its business, (27) the effect of the Company’s status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations, and (28) other risks and uncertainties described in this document and in the Company’s other filings with the SEC.

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2013.

Investor Contact
Jeff Hopson
Senior Vice President - Investor Relations
(636) 736-7000

- tables attached -

Add Seven
REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income to Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
GAAP net income	$191,091	$144,959	$684,047	$418,837
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(15,281)	29,161	(64,625)	103,495
Capital (gains) losses on funds withheld, included in investment income	(891)	(1,651)	(8,590)	(8,345)
Embedded derivatives:
Included in investment related (gains) losses, net	43,826	(22,595)	(44,941)	(137,948)
Included in interest credited	(236)	1,817	(274)	(51,330)
DAC offset, net	(9,914)	2,818	72,721	63,966
Non-investment derivatives	(307)	—	(289)	—
Gain on repurchase of collateral finance notes	—	—	—	(30,229)
Operating income	$208,288	$154,509	$638,049	$358,446

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Income before income taxes	$276,743	$229,490	$1,008,533	$635,254
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(22,453)	45,090	(95,308)	161,502
Capital (gains) losses on funds withheld, included in investment income	(1,371)	(2,540)	(13,215)	(12,839)
Embedded derivatives:
Included in investment related (gains) losses, net	67,424	(34,761)	(69,141)	(212,227)
Included in interest credited	(362)	2,795	(421)	(78,969)
DAC offset, net	(15,253)	4,334	111,879	98,408
Non-investment derivatives	(472)	—	(444)	—
Gain on repurchase of collateral finance notes	—	—	—	(46,506)
Pre-tax operating income	$304,256	$244,408	$941,883	$544,623

- more -

Add Eight
REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended December 31, 2014
	Pre-tax net income	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income
U.S. and Latin America Operations:
Traditional	$128,852	$4,235		$1,033		$134,120
Non-Traditional:
Asset Intensive	34,478	48,572	(1)	(27,036)	(2)	56,014
Financial Reinsurance	12,368	162		—		12,530
Total U.S. and Latin America	175,698	52,969		(26,003)		202,664
Canada Operations	21,572	(1,643)		—		19,929
Europe, Middle East and Africa	39,939	(6,156)		—		33,783
Asia Pacific Operations	20,643	4,610		—		25,253
Corporate and Other	18,891	3,736		—		22,627
Consolidated	$276,743	$53,516		$(26,003)		$304,256

(1)	Asset Intensive is net of $77,812 DAC offset.

(2)	Asset Intensive is net of $(93,065) DAC offset.

(Unaudited)	Three Months Ended December 31, 2013
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America Operations:
Traditional	$122,792	$51		$799		$123,642
Non-Traditional:
Asset Intensive	31,767	35,668	(1)	(25,169)	(2)	42,266
Financial Reinsurance	14,271	5		—		14,276
Total U.S. and Latin America	168,830	35,724		(24,370)		180,184
Canada Operations	50,482	(3,329)		—		47,153
Europe, Middle East and Africa	11,977	54		—		12,031
Asia Pacific Operations	23,659	3,282		—		26,941
Corporate and Other	(25,458)	3,557		—		(21,901)
Consolidated	$229,490	$39,288		$(24,370)		$244,408

(1)	Asset Intensive is net of $(3,262) DAC offset.

(2)	Asset Intensive is net of $7,596 DAC offset.
- more -

Add Nine
REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Twelve Months Ended December 31, 2014
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America Operations:
Traditional	$351,645	$(4,542)		$3,099		$350,202
Non-Traditional:
Asset Intensive	250,686	61,020	(1)	(112,684)	(2)	199,022
Financial Reinsurance	52,258	111		—		52,369
Total U.S. and Latin America	654,589	56,589		(109,585)		601,593
Canada Operations	101,700	(3,186)		—		98,514
Europe, Middle East and Africa	161,642	(25,222)		—		136,420
Asia Pacific Operations	102,295	4,387		—		106,682
Corporate and Other	(11,693)	10,367		—		(1,326)
Consolidated	$1,008,533	$42,935		$(109,585)		$941,883

(1)	Asset Intensive is net of $151,902 DAC offset.

(2)	Asset Intensive is net of $(40,023) DAC offset.

(Unaudited)	Twelve Months Ended December 31, 2013
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Gain on debt repurchase	Pre-tax operating income (loss)
U.S. and Latin America Operations:
Traditional	$377,586	$(3,030)		$(1,891)		$—	$372,665
Non-Traditional:
Asset Intensive	200,348	130,971	(1)	(165,181)	(2)	—	166,138
Financial Reinsurance	45,301	392		—		—	45,693
Total U.S. and Latin America	623,235	128,333		(167,072)		—	584,496
Canada Operations	164,318	(16,626)		—		—	147,692
Europe, Middle East and Africa	74,553	(3,481)		—		—	71,072
Asia Pacific Operations	(226,665)	8,289		—		—	(218,376)
Corporate and Other	(187)	6,432		—		(46,506)	(40,261)
Consolidated	$635,254	$122,947		$(167,072)		$(46,506)	$544,623

(1)	Asset Intensive is net of $(25,716) DAC offset.

(2)	Asset Intensive is net of $124,124 DAC offset.
- more -

Add Ten
REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Diluted earnings per share from operating income	$2.99	$2.17	$9.12	$4.95
Earnings per share from net income:
Basic earnings per share	$2.78	$2.05	$9.88	$5.82
Diluted earnings per share	$2.75	$2.03	$9.78	$5.78
Weighted average number of common and common equivalent shares outstanding	69,550	71,332	69,962	72,461

(Unaudited)	At or for the Twelve Months Ended December 31,
	2014	2013
Treasury shares	10,365	8,370
Common shares outstanding	68,773	70,768
Book value per share outstanding	$102.13	$83.87
Book value per share outstanding, before impact of AOCI	$78.03	$69.66

- more -

Add Eleven
REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues:
Net premiums	$2,217,772	$2,212,998	$8,669,854	$8,254,027
Investment income, net of related expenses	451,603	461,134	1,713,691	1,699,865
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(6,347)	(2,258)	(7,766)	(12,654)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	—	—	—	(247)
Other investment related gains (losses), net	(32,876)	99	193,959	76,891
Total investment related gains (losses), net	(39,223)	(2,159)	186,193	63,990
Other revenue	67,261	64,821	334,456	300,471
Total revenues	2,697,413	2,736,794	10,904,194	10,318,353
Benefits and expenses:
Claims and other policy benefits	1,866,042	1,869,949	7,406,641	7,304,332
Interest credited	103,523	172,747	451,031	476,514
Policy acquisition costs and other insurance expenses	290,775	304,837	1,391,433	1,300,780
Other operating expenses	166,280	122,136	538,415	466,717
Interest expense	(9,660)	35,072	96,700	124,307
Collateral finance and securitization expense	3,710	2,563	11,441	10,449
Total benefits and expenses	2,420,670	2,507,304	9,895,661	9,683,099
Income before income taxes	276,743	229,490	1,008,533	635,254
Income tax expense	85,652	84,531	324,486	216,417
Net income	$191,091	$144,959	$684,047	$418,837
# # #